Exhibit 10.1

EXPENSE SUPPORT AGREEMENT

This Expense Support Agreement (this “Agreement”) is made this 5th day of November 2012, by and between Clarion Partners Property Trust Inc., a Maryland corporation (the “Company”), and Clarion Partners, LLC, a New York limited liability company (“Clarion Partners”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Second Amended and Restated Advisory Agreement, dated as of May 6, 2011, by and among the Company, CPT Advisors LLC, the Company’s advisor (the “Advisor”), and CPT Real Estate LP, the Company’s operating partnership (the “Operating Partnership”), as amended.

WHEREAS, the Company intends to invest in a diversified portfolio of income-producing real estate properties and other real estate related assets, primarily with the proceeds from its continuous public offering of shares of its common stock (the “Offering”);

WHEREAS, Clarion Partners is the Company’s sponsor and currently holds the majority of the Company’s outstanding common stock, and the Advisor is a wholly owned subsidiary of Clarion Partners;

WHEREAS, the Company, the Advisor and the Operating Partnership have entered into the Advisory Agreement, which, among other things, provides for the reimbursement by the Company to the Advisor for Organizational and Offering Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership; and

WHEREAS, the Company and Clarion Partners have determined that it is in their best interests for Clarion Partners, in its capacity as the majority shareholder, to pay a portion of the Company’s Total Operating Expenses and Organizational and Offering Expenses during the Company’s early stages of operations, to be reimbursed by the Company to Clarion Partners over time only if the Company receives $350 million in gross offering proceeds from the Offering.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.  Expense Payments to the Company.

(a)  Commencing with the quarter ending December 31, 2012 and on a quarterly basis thereafter, Clarion Partners, in its sole discretion, may make payments to the Company for, or pay on behalf of the Company, all or a portion of the Company’s Total Operating Expenses and Organizational and Offering Expenses for any calendar quarter.  Any payments made by Clarion Partners pursuant to the preceding sentence shall be referred to herein as an “Expense Payment.”

(b)  The Expense Payment for any calendar quarter, if any, shall be paid by Clarion Partners to the Company in any combination of cash, other immediately available funds or offsets against amounts due from the Company to Clarion Partners or, at the discretion of Clarion Partners, the Advisor, no later than 30 days after the end of such calendar quarter.

2.   Reimbursement Payments to Clarion Partners.

(a)   Commencing with the first full calendar quarter following the first calendar quarter in which the Company has received at least $350 million in aggregate gross proceeds from the Offering of shares of its common stock, within five business days after the end of such quarter and each calendar quarter thereafter, the Company shall pay to Clarion Partners an amount calculated pursuant to this Section 2 until the aggregate of all Expense Payments previously paid by Clarion Partners has been reimbursed by the Company. Any payment required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” Notwithstanding the foregoing, the Company may, in its sole discretion, reimburse Clarion Partners for all or any portion of the Expense Payments at any time in advance of the date that such reimbursements would otherwise be due pursuant to this Section 2.

(b)   The amount of the Reimbursement Payment for any calendar quarter in which a Reimbursement Payment is required shall equal the lesser of (i) $250,000 and (ii) the aggregate amount of all Expense Payments made by Clarion Partners to the Company prior to the last day of such calendar quarter that have not been previously reimbursed by the Company to Clarion Partners; provided, however, that the amount of such Reimbursement Payment shall be reduced by an amount necessary to ensure that (x) such Reimbursement Payment, when taken together with the Company’s cumulative Total Operating Expenses for the four fiscal quarters ending with such calendar quarter, will not cause the Company to exceed the 2%/25% Guidelines or, if an excess over the 2%/25% Guidelines has been previously approved by the Company’s independent directors, such approved excess, and (y)  the Company’s ability to qualify as a REIT is not adversely affected . In the event that a Reimbursement Payment is reduced pursuant to this Section 2(b), such Reimbursement Payment shall remain subject to reimbursement by the Company to Clarion Partners in a future quarter pursuant to this Section 2. Notwithstanding the foregoing, Clarion Partners retains the right to waive its right to receive all or any portion of any Reimbursement Payment.

(c)   The Reimbursement Payment for any calendar quarter shall be paid by the Company to Clarion Partners in any combination of cash or other immediately available funds.

3. Termination and Survival.

(a)   This Agreement shall become effective as of the date of this Agreement and shall be automatically renewed on a quarterly basis thereafter, unless terminated pursuant to Section 3(b), 3(c) or 3(d).

(b)   This Agreement may be terminated by Clarion Partners at any time without the payment of any penalty, upon 30 days’ notice.

(c)  This Agreement may be terminated by the Company at any time, without the payment of any penalty, upon 30 days’ notice.

(d)   This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Advisory Agreement for Cause or (ii) a determination by the board of directors of the Company to dissolve or liquidate the Company.

(e)   In the event that this Agreement is terminated by Clarion Partners pursuant to Section 3(b) or automatically terminated pursuant to Section 3(d), the Company shall have no obligation to make any Reimbursement Payments which, absent such termination, would not otherwise be payable to Clarion Partners at the time of the termination. In the event that this Agreement is terminated by the Company pursuant to Section 3(c), within 30 days after such termination, the Company shall reimburse Clarion Partners for all Expense Payments which have not been previously reimbursed by the Company. At the discretion of the Company, such reimbursement may be in the form of cash, other immediately available funds, a non-interest bearing promissory note with equal monthly principal payments over a term of no more than five years, or any combination thereof.

(f)   Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.

4. Miscellaneous

(a)   The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)   This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. Nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Third Articles of Amendment and Restatement or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c)   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)   The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of Clarion Partners.

(e)   This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Support Agreement to be executed by their duly authorized representatives as of the date first written above.

CLARION PARTNERS PROPERTY TRUST INC.

By:	/s/ Edward L. Carey
Edward L. Carey
Chief Executive Officer

CLARION PARTNERS, LLC

By:	/s/ Patrick Tully
Patrick Tully
Chief Financial Officer